UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2022

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080 (Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On March 31, 2022, Catalyst Biosciences, Inc., (the “Company”) issued a press release announcing its financial results for the quarter ended December 31, 2021. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in this Item 2.02 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities

On March 31, 2022, the Company announced that it is implementing expense reduction measures, including additional headcount reductions of approximately 19 employees, or approximately 70%.

As a result of the reduction in headcount, the Company estimates that it will incur up to approximately $0.8 million in costs related to one-time severance costs and related expenses, which will all be incurred in the second quarter of 2022. The reduction in force is expected to be substantially completed by April 30, 2022. The estimates of costs that the Company expects to incur and the timing thereof are subject to a number of assumptions and actual results may differ. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the decision to pivot from hemophilia to complement therapeutics and protease medicines platform.

Forward-Looking Statements

This item 2.05 contains forward-looking statements that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward looking statements are statements that are not historical facts. Words such as “expects,” “believes,” “will,” “may,” “anticipates” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the anticipated benefits of the change in corporate strategy, the anticipated timing and details of the reduction in workforce and expected charges and costs associated with the reduction in workforce that the Company expects to incur. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include possible changes in the expected costs and charges associated with the reduction in force, and risks associated with the Company’s ability to achieve the expected benefits of the reduction in force and realignment of its resources. Additionally, these forward-looking statements should be considered in conjunction with the cautionary statements and risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and its other filings filed from time to time with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statement, except as required by law.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2022, the Company amended its employment agreement with Seline Miller, the Company’s Senior Vice President of Finance and interim Chief Financial Officer, to provide that if Mrs. Miller’s employment is terminated without “cause” (as defined in the Employment Agreement) or as a result of “constructive termination” (as defined in the Employment Agreement), in each case outside of the “change in control protection period” (as defined in the Employment Agreement), Mrs. Miller would be eligible to receive, subject to certain conditions described in the Employment Agreement, her continued base salary for nine (9) months after the termination.

In addition, if Mrs. Miller’s employment is terminated without “cause” or as a result of “constructive termination,” in each case during the change in control protection period, Mrs. Miller would be eligible to receive, subject to certain conditions described in the Employment Agreement, severance payments, equal to the sum of (a) 100% of Mrs. Miller’s annual base salary and (b) 100% of Mrs. Miller’s maximum annual performance-based bonus, paid in equal installments for twelve (12) months after the termination.

The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Original Employment Agreement and the Amendment to Original Employment Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Original Employment Agreement between Seline Miller and Catalyst Biosciences, Inc., dated November 4, 2021.

10.2	Amendment to Original Employment Agreement between Seline Miller and Catalyst Biosciences, Inc., effective as of March 29, 2022.

99.1	Press Release dated March 31, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: April 4, 2022	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer